Exhibit 99.1

Integrated BioPharma

NEWS RELEASE for October 18, 2006
Contact: Dina Masi, CFO
         Integrated BioPharma, Inc
         888-319-6962
         d.masi@ibiopharma.com


            INTEGRATED BIOPHARMA ANNOUNCES PREFERRED STOCK REDEMPTION

HILLSIDE, NEW JERSEY (October 18, 2006) - Integrated BioPharma, Inc. (AMEX:INB) announced today the redemption of 650 shares of its Series B Redeemable Convertible Preferred Stock ("Preferred Stock") held by Alexandra Global Master Fund, Ltd., at their aggregate stated value of $6.5 million.

This Preferred Stock was issued and sold by the Company in April 2004, at a price per share of $10,000, was entitled to receive dividends at the rate of $700 per share per annum and had a liquidation preference of $10,000 per share. The holder had rights until April 2007 to convert each share of Preferred Stock into 1,000 shares of common stock of the Company (subject to certain adjustments).

The redemption was funded by utilizing part of the unused balance of the Company's $15.0 million credit line. In addition to cash consideration equal to the face amount of the Preferred Stock and the related dividend, the Company also agreed to issue to the holder 100,000 additional Warrants to purchase common stock of the Company at a purchase price of $12 per share exercisable until October 2011 and agreed to adjust the Warrants issued in 2004 in connection with the initial purchase of the Preferred Stock to conform to the new Warrants. The underlying common shares that would have been issuable upon conversion were required to be and were registered under the Securities Act of 1933.

The early redemption of the Preferred Stock extinguished all rights and preferences pertinent to the 650 shares of Preferred Stock, including actual dividends, deemed dividends (which are required to be deducted in the calculation of net income attributable to common shareholders and resulted in decreases in net income of approximately $2.3 million in each of the last two fiscal years), liquidation preferences and the right to convert the Preferred Stock into 650,000 shares of the Company's common stock at $10 per share. Subsequent to this redemption, only 25 shares of INB Preferred Stock held by another party will remain outstanding.

"We believe the early redemption of the Preferred Stock that eliminated the conversion rights at the $10 per share price and the deemed dividends and actual cash dividends paid subsequent to the redemption date on these shares is very much in the interest of the Company and its common shareholders", said E. Gerald Kay, Chief Executive Officer.

About Integrated BioPharma Inc (INB)

Integrated BioPharma is a unique grouping of companies presently serving the varied needs of the health care industry. Through its nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. The Company's biotechnology business uses its patented plant-based technology to produce vaccines and therapeutic antibodies. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.iBioPharma.com.

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.